Exhibit (h)(1)(i)

1290 FUNDS

AMENDMENT NO. 1

TO THE

MUTUAL FUNDS SERVICE AGREEMENT

AMENDMENT NO. 1, effective as of July 11, 2022 (“Amendment No. 1”), to the Mutual Funds Service Agreement dated as of August 1, 2021 (the “Agreement”) between 1290 Funds, a Delaware statutory trust (the “Trust”), Equitable Investment Management, LLC (“Administrator”), a limited liability company organized in the State of Delaware and Equitable Investment Management Group, LLC (“EIM or the “Adviser”), a limited liability company organized in the State of Delaware.

The Trust, the Administrator and the Adviser agree to modify the Agreement as follows:

1.	New Fund. Effective July 11, 2022, the 1290 Essex Small Cap Growth Fund is hereby added to the Agreement on the terms and conditions contained in the Agreement.

2.	Duration of Agreement for the New Fund.

a.	With respect to the New Fund, the Agreement will continue in effect for one year after the date set forth in section 1 above and may be continued thereafter pursuant to subsection (b) below.

b.

With respect to the New Fund, the Agreement shall continue automatically for successive terms of one year after the date specified in subsection (a) above, provided that such continuance is specifically approved at least annually (a) by a vote of a majority of those members of the Trust’s Board of Trustees who are not parties to the Agreement or “interested persons” of such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trust’s Board of Trustees or by a vote of a “majority of the outstanding voting securities” of the Trust; provided, however, that the Agreement may be terminated by the Trust at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees or a vote of a “majority of the outstanding voting securities” of the Trust, on sixty (60) days prior written notice to the Administrator or by the Administrator at any time, without the payment of any penalty, on sixty (60) days prior written notice to the Trust. (As used in the Agreement, the terms “majority of the outstanding voting securities” and “interested persons” shall have the same meaning as such terms have in the 1940 Act.)

3.	Schedule A: Schedule A to the Agreement is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

1290 FUNDS		EQUITABLE INVESTMENT MANAGEMENT, LLC

By:	/s/ Brian Walsh	By:	/s/ Michal Levy
	Brian Walsh Chief Financial Officer and Treasurer		Michal Levy Executive Vice President and Chief Operating Officer

EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC

By:	/s/ Kenneth Kozlowski
Kenneth Kozlowski Executive Vice President and Chief Investment Officer

1290 Funds

AMENDMENT NO. 1

SCHEDULE A

Fees and Expenses

Trust Administration, Accounting and Compliance Fees

Fund(s)	Fee

1290 DoubleLine Dynamic Allocation Fund

1290 Essex Small Cap Growth Fund

1290 GAMCO Small/Mid Cap Value Fund

1290 High Yield Bond Fund

1290 Multi-Alternative Strategies Fund

1290 SmartBeta Equity Fund

1290 Diversified Bond Fund

1290 Retirement 2020 Fund

1290 Retirement 2025 Fund

1290 Retirement 2030 Fund

1290 Retirement 2035 Fund

1290 Retirement 2040 Fund

1290 Retirement 2045 Fund

1290 Retirement 2050 Fund

1290 Retirement 2055 Fund

1290 Retirement 2060 Fund

The greater of 0.15% of each Fund’s average daily net assets, or $30,000 per Fund (or $30,000 for each allocated portion (or sleeve) of a Fund).